July 27, 2006

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of Pacific Syndicated Resources, Inc. of the following:

Our report dated July 21, 2006 to the Stockholders and Board of Directors on the financial statements of Pacific Syndicated Resources, Inc. as of March 31, 2006 and the statement of operations, stockholders’ equity and cash flows for the period from March 20, 2006 (inception) through May 31, 2006.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Sincerely,

“Dale Matheson Carr-Hilton LaBonte”

Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, Canada